Mr. Gerald R. Hochgesang					October 3, 2000
SVP & Treasurer
Standard Management Corporation
9100 Keystone Crossing
Indianapolis, IN 46240

RE:   Amendment to Loan Agreement

Dear Gerry:

This letter will serve as the 3rd amendment to the Amended and Restated Revolving Line of Credit Agreement dated November 8, 1996, as subsequently amended, between Standard Management Corporation ("Borrower") and Fleet National Bank ("Bank"). This amendment shall be deemed to be effective as of June 30, 2000. In consideration of the premises and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1) Section 9.1 is hereby amended as follows: The words
"commencing with the 1997 fiscal year" shall be deleted and replaced with "commencing with the quarter ended 9/30/98".

2) Section 9.4 is hereby amended by deleting the words "not less than 2.0 to 1.0" and replacing them with "not less than 1.33 to 1.0". In addition, the definition of Fixed
Charge Coverage Ratio is hereby deleted in its entirety and replaced with the following: "Fixed Charge Coverage Ratio" means, as at any date, the ratio of (a) allowable dividends of the Borrower's insurance Subsidiaries plus (b) EBITDA of non-insurance Subsidiaries (excluding SMISA) plus (c) management fees, interest on surplus debentures, rents, and other cash payments paid to Borrower in the normal course of its business by its Subsidiaries, provided that such payments shall not require any special, unusual or pre-approval by the appropriate regulatory authorities or other similar bodies charged with overseeing the affairs of the insurance Subsidiaries, to (d) the Borrower's and its Subsidiaries' Interest Expense plus the amount of principal installments and other principal maturities of Debt of the Borrower and its Subsidiaries (calculated for the four fiscal quarters immediately following such date).

A new definition shall be added to Section 1.1 as follows:
"EBITDA" shall mean the sum of EBIT plus depreciation and amortization expense.

3) Section 9.6 is hereby deleted in its entirety and replaced with the following: "Interest Coverage". Cause the Borrower to maintain at the end of each fiscal quarter the ratio of
(a) allowable dividends of the Borrower's insurance Subsidiaries plus (b) EBITDA of non-insurance Subsidiaries (excluding SMISA) plus (c) management fees, interest on surplus debentures, rents, and other cash payments paid to Borrower in the normal course of its business by its Subsidiaries, provided that such payments shall not require any special, unusual or pre-approval by the appropriate regulatory authorities or other similar bodies charged with

4) overseeing the affairs of the insurance Subsidiaries, to
(d) the Borrower's and its Subsidiaries' Interest Expense for all outstanding Debt (including the Loans) of not less than 2.0 to 1.0, measured for the twelve-month period then ended (a rolling twelve-month calculation to be measured as of the end of each successive quarter).

5) This amendment shall be effective as of June 30, 2000.
Further, the Borrower hereby certifies to the Bank that all representations and warranties of the Amended and Restated
Revolving Line of Credit Agreement are true and correct as of the date hereof, there is no default under any other terms and conditions of the agreement as of the date hereof, and all of the terms and conditions thereof (except as specifically modified hereby) remain unaltered.


Agreed to:  /s/ Gerald R. Hochgesang	/s/ Paul G. Black Jr.
		  Gerald Hochgesang,		Paul G. Black Jr.
		  Duly Authorized			Duly Authorized


		  10/4/00					10/3/00
		  Date					Date